EXHIBIT 10.42

SEPARATION AGREEMENT & GENERAL RELEASE

THIS AGREEMENT (the “Agreement”) is entered into as of December 20, 2007 (the “Effective Date”) by and between Timothy G. Smith (the “Employee”), residing at 85 Coles Street, Jersey City, New Jersey 07302, VONAGE NETWORK INC. (“VNI”) and VONAGE HOLDINGS CORP. (“Vonage;” VNI and Vonage hereinafter being referred to collectively as the “Company”), each with its principal offices located at 23 Main Street, Holmdel, New Jersey 07733.

WHEREAS:

(A) Employee was employed by VNI, a wholly-owned subsidiary of Vonage, as VNI’s President until October 22, 2007; and

(B) The parties now desire to set forth their arrangements regarding Employee’s voluntary employment separation from the Company and with respect to related matters.

NOW, THEREFORE, in consideration of the promises, releases, covenants and agreements contained herein, and for other good a valuable consideration, the receipt and sufficiency of which being hereby acknowledged by the parties, it is hereby agreed as follows:

1. (a) The Company agrees to pay to Employee, as severance, twenty-six weeks of Employee’s regular base salary, less applicable withholding and deductions, which payments shall be made bi-weekly during the Company’s regular payroll cycles, commencing on the first payroll cycle after the Effective Date and on expiration of the Revocation Period (unless Employee revokes this Agreement during the Revocation Period, as defined in Section 16 below). The Company’s first payment shall be a lump sum for eight weeks of severance, and thereafter the remaining payments shall be in two-week intervals.

(b) Employee acknowledges and understands that except as otherwise specifically set forth below, the severance set forth above constitutes the full payment of any monetary obligations owed by the Company to Employee, and Employee agrees that he is not entitled, and will not assert that he is entitled, to any other further payments or amounts.

2. Employee may be eligible for continued health insurance coverage pursuant to the Company’s existing medical and dental insurance plans under COBRA. If Employee elects COBRA coverage, the Company will reimburse Employee the cost of Employee’s paid COBRA premiums for a six month period from the Effective Date. Thereafter, Employee will be solely responsible for payment of the COBRA premiums.

3. Employee and the Company hereby acknowledge and agree that the Employee voluntarily resigned his position as President of VNI, effective October 22, 2007.

4. Employee hereby represents that he has returned to the Company all of the Company’s physical property, records, reports, files, documents whether in electronic or hardcopy format, and any other equipment or property of the Company, including any original bound National Brand Computation Notebooks (“Notebooks”) Employee possesses which contain Company information, whether such Notebooks also contain personal information.

5. As a material inducement to the Company to enter into, and in consideration of the Company’s obligations under, this Agreement, and excepting only the Company’s agreements, liabilities and obligations to Employee arising hereunder, Employee, for himself, his heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to as “Releasor”), hereby forever fully releases and discharges the Company, and each of its past and present affiliates, parents, subsidiaries and divisions, and each of their past and present directors, officers, partners, shareholders, employees and agents in their respective capacities as such, and the heirs, executors, administrators, successors and assigns of each of them (hereinafter collectively referred to as “Releasee”), from all claims, charges, demands, sums of money, actions, rights, causes of action, obligations and liabilities of any kind or of any nature whatsoever, at law or in equity, which Releasor ever had, now has or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever, whether known or unknown, and whether heretofore asserted or unasserted, from the beginning of the world to the Effective Date, including, but not limited to, claims arising out of or relating to Employee’s employment by the Company and the termination of such employment; claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the New Jersey Equal Pay Act, the New Jersey Law Against Discrimination, the New Jersey wage-hour and wage-payment laws, the New Jersey Worker Health and Safety Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Occupational Safety and Health Laws, the New Jersey Statues Annotated, “Workers’ Compensation: Retaliation” provision, the New Jersey Statutes Annotated, “Political Activities of Employee” provision, and any other federal, state or local statute, rule, regulation and ordinance; and claims for fraud, libel, slander, breach of implied or express, oral or written, contract, tort, promissory estoppel, or under common law or in equity.

6. Employee agrees, to the fullest extent permitted by law, not to commence, maintain, prosecute or participate in any action or proceeding of any kind against Releasee, their past and present affiliates, parents, subsidiaries and divisions, or their respective directors, officers, partners, shareholders, employees or agents, and successors or assigns, arising out of any act, omission, transaction or occurrence occurring up to and including the Effective Date, concerning any of the claims released in Section 5 hereof, except for any claims arising from or out of this Agreement, and warrants that he has not done so as of the date of this Agreement.

7. (a) Except as provided below and the Employee’s agreements, liabilities and obligations to the Company hereunder, as a material inducement to Employee to enter into, and in consideration of the Employee’s obligations under, this Agreement, the Company and VNI for themselves, and each of their affiliates, parents, subsidiaries and divisions, and on behalf of each of their past and present directors, officers, partners, shareholders, employees and agents in their respective capacities as such, as well as their trustees, legal representatives, successors and assigns (hereinafter collectively referred to as the “Company Releasors”), hereby forever fully release and discharge the Employee, and each of his heirs, executors, administrators, successors and assigns of each of them (hereinafter collectively referred to as the “Employee Releasees”), from any and all claims, charges, demands, sums of money, actions, rights, causes of action, obligations and liabilities of any kind or of any nature whatsoever, whether at law or in equity, which the Company Releasors ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever, whether known or unknown, and whether heretofore asserted or unasserted, from the beginning of the world to the Effective Date, including, but not limited to, claims arising out of or relating to Employee’s employment by the Company and the termination of such employment.

(b) Notwithstanding anything set forth in Section 7(a), nothing stated in this Agreement shall act or be construed as a release and discharge of any rights that the Company Releasors have or may have against the Employee Releasees for: (i) intentional acts of wrongdoing by Employee; (ii) discriminatory or retaliatory acts by Employee; (iii) any inappropriate acts by Employee outside the scope of his employment; (iv) or violations or breaches of any agreement between the Employee and Company, including the Employee Confidentiality and Innovations Agreement and Non-Compete Agreement.

8. The Company agrees not to commence, maintain, prosecute or participate in any action or proceeding of any kind against the Employee Releasees, arising out of any act, omission, transaction or occurrence occurring up to and including the Effective Date, concerning any of the claims released in Section 7 (a) hereof, and warrants that it has not done so as of the date of this Agreement.

9. (a) Employee agrees that, to the fullest extent permitted by law, he shall (i) cooperate with and assist the Company and their attorneys in any lawsuit, claim, arbitration or proceeding in which the Company is, or may become, involved, and (ii) provide information and assistance to the Company or its counsel, and shall comply with any reasonable request, and be available on reasonable advance written notice, to provide testimony, assistance and information, and to furnish and execute any document required or requested in connection with any such lawsuit, claim, arbitration or proceeding. Employee further agrees to cooperate and assist the Company in the transition of Employee’s responsibilities following Employee’s employment separation.

(b) In the event that Employee is required to assist the Company, and/or its attorneys, in connection with any lawsuit, claim, arbitration, administrative or other proceeding in which the Company is, or may become, involved, or otherwise is required to provide information and assistance to the Company as provided in Section 9(a) above, the Company shall compensate the Employee on an hourly basis for the time he reasonably is required to expend at the rate of $130.00 per hour, and shall reimburse him in a prompt manner for all reasonable out-of-pocket expenses necessarily incurred by the Employee in connection therewith, including, but not limited to, travel, lodging and meals.

10. (a) Nothing in this Agreement is intended as, or shall be deemed or operate as, a release by Employee of any rights to indemnification relating to his performance of services as an employee or officer of VNI, including, but not limited to, any rights to indemnification as are set forth in Article EIGHTH of the Restated Certificate of Incorporation of Vonage Holdings Corp. dated as of May 30, 2006, or in Article NINTH of the Certificate of Incorporation of Vonage Network Inc. or any amendments thereto. Accordingly, nothing in this Agreement prevents or prohibits Employee from filing a future claim for indemnification. The Company represents, warrants and covenants that Employee, as President of VNI, is entitled to indemnification under the terms of the Restated Certificate of Incorporation of Vonage Holdings Corp.

(b) The Company hereby represents, warrants and covenants to Employee that it presently has in effect Directors’ & Officers’ Liability Insurance. Nothing in this Agreement prevents or prohibits Employee from filing a future claim for coverage under any such policy of insurance.

11. Employee represents that to the extent, prior to the Effective Date, he had knowledge of any employee conduct or Company actions that may have constituted a material violation of the Company’s Code of Conduct, Employee previously has reported such conduct or actions to the Company’s disclosure committee through the 302 certification questionnaire process.

12. The parties hereto mutually agree to maintain and keep the terms of this Agreement confidential, and neither party, nor any person or entity acting on such party’s behalf, shall disclose such terms, except to such party’s spouse or significant other, attorney, tax or financial advisor, or as otherwise required by law.

13. Employee agrees that neither he, nor anyone acting on his behalf, shall make any derogatory or disparaging statements about the Company or any of the Company’s current and former directors, officers, managers, employees and agents. The Company agrees that it shall not make any derogatory or disparaging statements about Employee, except that nothing stated herein shall preclude the Company, its directors or employees from describing or discussing Employee’s work performance while at the Company.

14. The mutual covenants, representations, and agreements of the parties contained herein shall survive the execution and delivery of this Agreement and the payment referred to in Section 1 of this Agreement.

15. This Agreement shall not in any way be construed as an admission: (a) against the Company of any liability to Employee; or (b) that the Company has acted wrongfully with respect to Employee. The Company specifically disclaims any liability for any wrongful acts against Employee on the part of itself, its current and former officers, managers, employees, and agents. This Agreement shall not be offered, used or considered as evidence in any proceeding, except to the extent necessary to enforce its terms and the obligations of the parties hereunder.

16. (a) Employee acknowledges that (i) he has been advised by the Company to consult with and has, in fact, consulted with an independent attorney of his own choosing before executing this Agreement; (ii) he has been provided with at least twenty-one (21) days to review and consider whether to sign this Agreement, (iii) he may waive and has in fact waived any portion of such twenty-one (21) day period and any right further to review this Agreement; and (iv) he has been given seven (7) days following execution to revoke this Agreement (the “Revocation Period”); and

(b) This Agreement will not become effective or enforceable until the Revocation Period has expired, and the payment referred to in Section 1 will not be payable until after the Revocation Period. Such revocation shall only be effective if an originally executed written notice is delivered to the Company at:

Vonage Holdings Corp.

23 Main Street

Holmdel, New Jersey 07733

Attention: Debbie Primera

on or before 5:00 PM on the seventh (7th) day following the Effective Date. If so revoked, this Agreement shall be void and of no further force and effect.

17. (a) Except as otherwise provided in this Agreement, Employee agrees and acknowledges that the terms set forth in the Company’s (i) Employee Confidentiality and Innovations Agreement, and (ii) Non-Compete Agreement, each of which was executed by Employee, will remain in full force and effect.

(b) The provisions of Section 17(a) above and of the aforesaid Non-Compete Agreement notwithstanding, the Company acknowledges that there are a number of its current employees who likely joined the Company because of Employee’s association with the Company. The Company therefore acknowledges and agrees that if an employee of the Company voluntarily, without any enticement or solicitation by the Employee, directly or indirectly, determines to terminate his or her employment with the Company and to join the Employee at his place of new employment, such event shall not be considered or deemed to be a breach or violation of said Non-Compete, or of this Agreement. Nothing stated herein is intended to limit the scope of the provisions set forth in the Employee’s Non-Compete Agreement.

(c) The provisions of Section 17(a) above and of the aforesaid Non-Compete Agreement notwithstanding, in the event that the Company fails to make the payments set forth in paragraph 1(a) herein, and fails to cure such breach with seven (7) business days of the date of its receipt of a written notice of breach and opportunity to cure provided by the Employee, then the Non-Compete Agreement automatically shall be deemed to be null and void and of no further force or effect whatsoever. Written notice under this paragraph 17(c) shall be addressed to Chief Legal Officer, Vonage Holdings Corp., 23 Main Street, Holmdel, NJ 07733,

18. This Agreement: (a) constitutes the sole and complete understanding and agreement between the parties hereto with respect to the matters set forth herein, and, except as provided in Section 18 hereof, there are no other agreements or understandings, whether written or oral and whether made contemporaneously or otherwise, that are binding upon the parties hereto; (b) may not be amended except in a writing signed by each of the parties hereto; (c) shall be subject to, governed by and construed and enforced in accordance with the laws of the State of New Jersey, without reference to any conflicts of law principles; and (d) shall inure to the benefit of and be binding upon the heirs, devisees, legatees, executors, administrators, successors, assigns, officers, directors and affiliates of each of the parties hereto.

19. The parties to this Agreement agree that any and all disputes arising out of or under this Agreement shall be heard and determined in New Jersey state (Monmouth County vicinage) or federal court. The substantially prevailing party in any such litigation shall be entitled to an award of reasonable attorney’s fees, together with all reasonable and necessary litigation costs and expenses incurred in such proceeding including, but not limited to, expert and accounting fees.

20. In the event that one or more provisions of this Agreement shall for any reason be held to be illegal or unenforceable, the remaining provisions shall continue in full force and effect. However, upon a finding that Sections 5 and/or 6 hereof, in whole or part, are illegal, or unenforceable, Employee shall be required, at the option of the Company, either to return the payment referred to in Section 1 hereof, or to execute a Release And Waiver and/or Covenant Not To Sue that is legal and enforceable. The Company can only exercise its right to request Employee return the payment provided hereunder if Employee initiates an action or claim against the Company.

21. Employee acknowledges and agrees that he has read and fully understands this Agreement, including the release and covenant not to sue; he assents to all of the terms and conditions of the Agreement; he has consulted with counsel before signing this Agreement; and he is signing this Agreement knowingly and voluntarily.

22. All communications hereunder to be effective shall be in writing and transmitted either by regular mail, or through a nationally recognized overnight courier service, addressed to the parties at their respective addresses set forth in the Preamble to this Agreement or such other future addresses of the parties.

23. The individual executing this Agreement on behalf of the Company and VNI hereby represents and warrants to Employee that: (a) she has the full power and authority to execute this Agreement on behalf of, and to bind, the Company; and (b) the execution and delivery of this Agreement, and the performance by the Company of its obligations hereunder, have been duly approved and authorized by the Board of Directors of the Company, as required.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth opposite their respective signatures.

Dated: December 21, 2007	/s/ Timothy G. Smith
Timothy G. Smith

VONAGE HOLDINGS CORP.

Dated: December 21, 2007	By:	/s/ Debbie Primera
Debbie Primera

VONAGE NETWORK INC.

Dated: December 21, 2007	By:	/s/ Debbie Primera
Debbie Primera

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